Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2014

HOUSTON, July 30, 2014 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $51.3 million, or $1.27 per diluted share for the three months ended June 30, 2014, versus net income of $42.9 million, or $1.05 per diluted share for the second quarter of 2013. Total revenues were $230.3 million during the quarter ended June 30, 2014 compared to $222.0 million for the same period in 2013. The second quarter 2014 results were unfavorably impacted by an after-tax foreign exchange loss of $1.5 million, or $0.04 per diluted share, as compared to an after-tax foreign exchange loss of $700,000, or $0.02 per diluted share during the second quarter of 2013.

For the six months ended June 30, 2014, net income was $93.9 million, or $2.31 per diluted share compared with net income of $82.8 million, or $2.03 per diluted share for the same period in 2013. Total revenues rose to $434.4 million during the six months ended June 30, 2014 from $415.2 million during the same period in 2013. The results for the first six months of 2014 were also negatively impacted by an after-tax foreign exchange loss of $2.2 million, or $0.05 per diluted share, as compared to an after-tax foreign exchange gain of $3.5 million, or $0.09 per diluted share during the first half of 2013.

In addition, the Company announced that its backlog at June 30, 2014 was approximately $1.32 billion, compared to its June 30, 2013 backlog of approximately $1.14 billion and its March 31, 2014 backlog of approximately $1.35 billion. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending September 30, 2014 to approximate $1.20 to $1.30 per share. The Company also announced that it currently expects its full-year 2014 earnings per diluted share to be in the range of $4.70 to $4.90, excluding foreign currency gains/losses or any unusual items.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues	$230,315	$222,031	$434,388	$415,186
Cost and expenses:
Cost of sales	124,993	133,203	235,780	249,531
Selling, general and administrative	25,520	23,273	49,455	38,902
Engineering and product development	10,848	9,340	21,632	18,361

	161,361	165,816	306,867	306,794

Operating income	68,954	56,215	127,521	108,392
Interest income	266	167	349	283
Interest expense	(5)	(6)	(12)	(20)

Income before income taxes	69,215	56,376	127,858	108,655
Income tax provision	17,891	13,449	33,916	25,886

Net income	$51,324	$42,927	$93,942	$82,769

Diluted earnings per share	$1.27	$1.05	$2.31	$2.03

Weighted average shares–diluted	40,562	40,821	40,723	40,767

Depreciation and amortization	$7,446	$7,352	$15,126	$14,353

Capital expenditures	$9,998	$11,031	$23,218	$23,101